EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com
www.royalbodycare.com

Royal BodyCare Reports

Higher Annual Earnings

Irving, Texas (March 29, 2005) - Royal BodyCare, Inc. (ROBE OTC:BB) today announced financial results for the year ended December 31, 2004 with net sales of $18,266,000 and net earnings of $537,000 or $.03 per share.

Clinton Howard, CEO said, “Our increase in net earnings reflects the benefit of actions we took in 2003 to increase operating efficiency and reduce overhead. The net sales stated do not include $640,000 of finished products at our sales price held in our warehouse for customers who had paid in full, but who had not yet given us shipping instructions. The Company also had received, and was manufacturing, additional international orders for RBC products in the amount of $1,665,000.

Marketing Operations

“During the year, a number of experienced distributors began joining RBC, attracted by our new NanoCeutical™ products, by the enhanced commission plan incentive called “Builder’s Pool”, and by our advanced software systems that can now help distributors build and more conveniently manage their sales organizations.”

During 2004 two new products were introduced — Vanilla Slim Shake and 24Seven Life Essentials™ introduced as additions to the Company’s line of NanoCeuticals™.

RBC’s Platform Technology for Delivery of Nutrients

The Company manufactures high-quality nutritional supplements based on our platform technology by which we process nanoscale compounds that have multiple current and potential applications. We utilize a special form of silica less than 10 nanometers in size (a nanometer is one billionth of a meter). It is processed to create a unique form of silica compounds that physically come together and are manipulated to form geometric structures. They range in shape from pyramidal, cubical, or hexagonal to spherical, and in sizes from ~3 nanometers to ~100 nanometers. They can enclose or adsorb nutrients, and under specific conditions they cluster like bunches of grapes converting the nanoscale compounds into nanoclusters. They do not alter the form or structure of nutritional compounds, but they can improve flavors and nutrient delivery in four ways:

1)	greater surface area can enhance flavors in the mouth.

2)	conditions for absorption of nutrients in the gastrointestinal tract can be optimized.

3)	compatible nutrients may be introduced into the system that can act both as a carrier and as the active substance, and they can be engineered for either rapid release or delayed release of nutrients.

4)	nanoclusters can disassociate at prescribed pH shifts (biological or environmental) to release the enclosed or attached nutrient molecules into the digestive tract at a programmed place and time. This permits sustained release where desired, as for the Company’s antioxidant, Microhydrin® Plus™.

New RBC Nanoceuticals™

During the year we introduced Vanilla Slim Shake, a delicious meal replacement. Healthcare professionals say that the main obstacle to correcting America’s obesity epidemic is that people on bland or monotonous diets tend to become bored. They quit the low-calorie diets and return to their previous tasty but high-calorie diets. Vanilla Slim Shake, and its previously introduced companion, Chocolate Slim Shake™ were both formulated to solve that problem. They provide delectable meal replacements that people enjoy while losing weight and continue to take as a snack or meal even after they have lost their desired amount of weight.

This is made possible by the conversion of vanilla or chocolate into nanoscale clusters that expose more flavoring-surface areas to receptors in the mouth, creating an enhanced flavor without high calories.

During the year the Company formulated a complete and comprehensive nutritional supplement designed to fill the basic needs of anyone over twelve years old. It provides four capsules in easily-opened packets taken with each meal. The product is 24 Seven Life Essentials™ for “Nutrition Throughout the Day” It provides not only traditional vitamins and minerals, but also herbs, antioxidants, whole foods, plant extracts, fruits and berries, and has resulted in customer reports of renewed energy and wellbeing. It has become one of RBC’s major products.

International Expansion

During the year, the Company signed a ten-year agreement that allows our licensee in the former Soviet Union to continue to develop that market, and to expand sales of RBC products into twelve new countries in Eastern Europe, Finland, Greece, Cyprus and Israel.

The Company also developed tentative plans to open a Company-owned office outside the US subject to obtaining financing. RBC personnel completed a software system that enables the Company to process business operations in foreign countries, pay commissions seamlessly in local currencies, and manage sales organizations that cross borders into other countries.

The RBC Business

RBC formulates and manufactures quality-controlled nutritional supplements and skin care products in compliance with GMP standards. We market directly to independent distributors in North America, and through licensees in other countries, from our Las Colinas headquarters in Irving, Texas, and from our branch office in Vancouver, BC, Canada.

MPM Medical Inc, a wholly owned subsidiary of RBC, develops and markets a unique line of research-based wound care products sold over-the-counter and by prescription through wholesalers, hospitals, clinics, cancer centers and nursing homes. During the year MPM expanded its US sales force and customer base, and it began receiving its first international orders for wound care products shipped to hospitals in Iraq.

Forward-looking Statements

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

Royal BodyCare,Inc.

	Year Ended December 31,
	2004	2003
Sales	$18,266,000	$18,140,000

Earnings (loss) from continuing operations before income taxes	$537,000	$(262,000)

Income tax expense (benefit)	—	(82,000)

Earnings (loss) from continuing operations	537,000	(180,000)

Earnings from discontinued operations	—	75,000

Net earnings (loss)	$537,000	$(105,000)

Earnings (loss) per share:
Earnings (loss) from continuing operations	$0.03	$(0.01)

Earnings from discontinued operations	0.00	0.00

Earnings (loss) per share	$0.03	$(0.01)

Weighted average shares outstanding - basic	20,014,627	18,622,961

Weighted average shares outstanding - diluted	20,975,476	18,622,961

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